Exhibit 2.1
EXECUTION
VERSION

______________________________________________________________________________________
STOCK PURCHASE AGREEMENT
AMONG
WESTELL, INC.,
CELLULAR SPECIALTIES, INC.,
SELLERS’ REPRESENTATIVE, AND
THE SHAREHOLDERS OF
CELLULAR SPECIALTIES, INC.
(INCLUDING THE BENEFICIAL OWNERS
OF CERTAIN SHAREHOLDERS)
_____________________________________________________________________________________

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(continued)

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(continued)

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Exhibits:
Exhibit A—List of Sellers/Target Shares, Restricted Stock, and Options/Pro-Rata Share
Exhibit B—Working Capital Illustration
Exhibit C—Form of Target’s Legal Opinion
Exhibit D— Estimated Closing Date Net Working Capital Statement
Exhibit E—Allocation Certificate
Exhibit F—Financial Statements
Exhibit G—Escrow Agreement
Exhibit H—Specific Indemnity Matters
Exhibit I—Sellers’ Representative Agreement
Exhibit J—Closing Letter and Trust Agreement

Schedules:
Disclosure Schedule—Exceptions and Disclosures with Respect to Representations and Warranties

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of March 1, 2014 (the “Closing Date”) by and among Westell, Inc., an Illinois corporation (“Buyer”), Cellular Specialties, Inc., a New Hampshire corporation (“Target”), the shareholders of Target listed on Exhibit A, Scott T. Goodrich and R. Bruce Wilson, as the Sellers’ Representative (as defined herein) for the purposes described herein, and each of Scott T. Goodrich, Fred N.S. Goodrich, Kelley Carr, and R. Bruce Wilson (collectively, the “Principals”) for the purposes described herein. The shareholders of Target listed on Exhibit A are referred to individually as a “Seller”, and collectively, as “Sellers”. Buyer, Sellers and Target are referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
Sellers in the aggregate own all of the outstanding capital stock and any and all rights to acquire capital stock, both voting and non-voting, of Target.
This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock and rights to acquire capital stock, both voting and non-voting, of Target in return for cash.
AGREEMENT
Now, therefore, in consideration of the premises and the mutual promises herein made, in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties intending to be legally bound agree as follows.
Section 1.Definitions.
“Action” has the meaning set forth in Section 4(q).
“Affiliate” means, with respect to any particular Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or any Person who is an immediate family member of any such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocation Certificate” has the meaning set forth in Section 2(e)(ii).
“Annual Financial Statements” has the meaning set forth in Section 4(h).
“Arbitrating Accountant” has the meaning set forth in Section 2(e)(iv).

“Business” means the business of designing and developing wireless connectivity products and solutions for, among others, cellular and public safety coverage, including wireless repeaters, amplifiers, handset position location enhancement devices, digital filtered repeaters, railcar repeaters, antennas, passive and active DAS interface units, DAS systems, bi-directional amplifiers, active repeaters, co-pilot beacons, and passive RF components.
“Buyer” has the meaning set forth in the first paragraph of this Agreement and includes any party to which Buyer has assigned this Agreement pursuant to Section 8(d).
“Buyer Indemnitees” has the meaning set forth in Section 6(b).
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is or would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligations” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Closing” has the meaning set forth in Section 2(c).
“Closing Date” has the meaning set forth in the first paragraph of this Agreement.
“Closing Date Net Working Capital” means the Working Capital of Target as of the start of business on the Closing Date.
“Closing Date Net Working Capital Statement” has the meaning set forth in Section 2(e)(iii).
“Closing Deliveries” has the meaning set forth in Section 2(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Employee” has the meaning set forth in Section 4(r)(i).
“Company Plans” has the meaning set forth in Section 4(r)(i).
“Confidential Information” has the meaning set forth in Section 5(d)(ii).
“Consent” means any approval, consent, authorization, ratification, waiver or order of, notice to or registration or filing with, or any other action by, any Governmental Entity or other Person.
“Contracts” has the meaning set forth in Section 4(o).
“D&O Policy” has the meaning set forth in Section 5(c).
“DAS” means distributed antenna systems.

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“Disclosure Schedule” has the meaning set forth in Section 3(a).
“Effective Time” means 12:01 a.m. Eastern Standard Time on the Closing Date.
“Employee Benefit Plan” has the meaning set forth in Section 4(r)(i).
“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, Laws, rules, rules of common law, orders, judgments, decrees, ordinances and other legally binding requirements concerning public health and safety, worker health and safety, pollution, or protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 2(b)(i).
“Escrow Agreement” means the Escrow Agreement of even date herewith, by and among the Escrow Agent, Buyer, and the Sellers’ Representative, in the form of Exhibit G attached to this Agreement.
“Escrow Amount” has the meaning set forth in Section 2(b)(i).
“Escrow Fund” is the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement, which amount is originally equal to the Escrow Amount.
“Estimated Closing Date Net Working Capital” means a good faith estimate of the Closing Date Net Working Capital.
“Estimated Closing Date Net Working Capital Statement” means a statement containing the calculations for the Estimated Closing Date Net Working Capital prepared in accordance with Section 2(e)(i) of this Agreement.
“Estimated Working Capital Adjustment” means the amount by which the Estimated Closing Date Net Working Capital exceeds (or is less than) the Working Capital Target (and if less than the Working Capital Target, then the Estimated Working Capital Adjustment shall be expressed as a negative amount for purposes of calculating the Purchase Price).
“Existing Debt” means all Indebtedness of Target as of the Closing.
“Final Closing Date Net Working Capital” has the meaning set forth in Section 2(e)(iv).

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“Final Closing Date Net Working Capital Statement” has the meaning set forth in Section 2(e)(iv).
“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements, collectively.
“Fundamental Representations” has the meaning set forth in Section 6(a)(i).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Goodman Sale” has the meaning set forth in Section 2(d)(i)(I).
“Governmental Entity” has the meaning set forth in Section 4(d).
“Hazardous Materials” means all wastes, pollutants, contaminants and hazardous, dangerous or toxic materials or substances, including petroleum and petroleum products, asbestos and asbestos- containing materials, mold, polychlorinated biphenyls, urea-formaldehyde insulation, radon and any other material or substance that could result in liability under any Environmental, Health, and Safety Requirements.
“Income Tax” means any federal, state, local, or foreign Tax measured by or imposed on net income, including a Tax assessed on an entity by reference to its income, gains, gross receipts, or profits, and including any interest, penalty, or addition thereto, whether disputed or not.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
“Indebtedness” means any of the following indebtedness of Target, whether or not contingent: (a) the principal of and accrued interest, including all fees and obligations thereunder (including any prepayment or termination penalties, premiums or fees arising or which will arise out of the prepayment thereof prior to its maturity and termination) of any (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes, convertible notes, or other similar instruments or debt securities; (iii) liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items; or (iv) liabilities of Target to an Affiliate of Target; (b) liabilities to pay the deferred or installment purchase price of property or services other than trade payables and other ordinary course accruals to the extent included in the Final Closing Date Net Working Capital Statement; (c) any deferred purchase price liabilities, indemnity obligations, earn-out obligations or non-compete payments related to past acquisitions or divestitures; (d) Capital Lease Obligations; (e) obligations secured by a purchase money mortgage or other Lien; (f) liabilities with respect to unfunded pension obligations or similar post-employment plan obligations; and (g) all obligations of a type referred to in clauses (a) through (f) above which are directly or indirectly guaranteed by Target or which Target is liable for or has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss. Indebtedness shall specifically exclude (i)

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accounts payable, (ii) accrued expenses, (iii) deferred Income Taxes liability (to the extent related to the Goodman Sale), and (iv) deferred revenue, to the extent each of (i) through (iv) is included in the Final Closing Date Net Working Capital Statement.
“Indemnified Party” has the meaning set forth in Section 6(e)(ii).
“Indemnifying Party” has the meaning set forth in Section 6(e)(ii).
“Intangible Assets” means all of the intangible assets owned, licensed or used by Target in connection with the Business or Target’s operations, including software, software licenses, trade secrets, know-how, operating methods and procedures, proprietary information, discoveries, inventions, technology, processes, technical knowledge, formulae, advertising formats, logos, designs, trademarks, trade designations, service marks, trade names, domain names, patents, copyrights and works of authorship, applications, registrations, extensions and continuations for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, customer lists, telephone number(s), and related rights.
“Interim Financial Statements” has the meaning set forth in Section 4(h).
“IRS” means the Internal Revenue Service.
“Knowledge of Target” means with respect to a particular fact or other matter, the actual knowledge, after reasonable inquiry, of such fact or matter on the part of the Principals, Steven
Maniglia, and William Crilly.
“Law” has the meaning set forth in Section 4(k).
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in Target’s business.

“Leases” has the meaning set forth in Section 4(m)(ii).
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been included on the Financial Statements in accordance with GAAP, (b) purchase money liens and liens securing rental payments under Capital Leases or loan arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
“Losses” or “Loss” means all claims, suits, debts, obligations, damages (excluding diminution of value, incidental or consequential damages, other than (x) to the extent claimed, obligated, paid or awarded to a third party in connection with a third party claim or proceeding, (y) in the case of incidental or consequential damages, to the extent such damages are the direct and reasonably foreseeable consequence of the relevant breach and are not occasioned by special circumstances relating to the party suffering such damage or loss or (z) in the case of diminution of value, to the extent such damages are incurred in connection with a breach of Section 5(d)

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(Non-Compete; Confidentiality)), dues, penalties, fines, costs, reasonable amounts claimed for or paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to value the equity of the Target or any other Person.
“Material Contract” has the meaning set forth in Section 4(o).
“Negative Closing Date Adjustment Amount” has the meaning set forth in Section 2(e)(vii).
“Net Purchase Price” means an amount equal to (a) the Purchase Price, less (b) the Escrow Amount, less (c) the Transaction Expenses to be paid by Buyer at the Closing on behalf of Target and/or the Sellers.
“Ordinary Course of Business” means the ordinary course of Target’s Business consistent with Target’s customary and past Business practices prior to the Effective Time.
“Other Plans” has the meaning set forth in Section 4(r)(i).
“Party” and “Parties” has the meaning set forth in the first paragraph of this Agreement.
“Permits” means licenses, certificates, permits, franchises, approvals, registrations, filings, rights and other authorizations obtained, or required to be obtained, from a Governmental Entity.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or Governmental Entity.
“Positive Closing Date Adjustment Amount” has the meaning set forth in Section 2(e)(vii).
“Potential Contributor” has the meaning set forth in Section 6(e)(v).
“Pre-Closing Straddle Period” has the meaning set forth in Section 5(b)(iv).
“Pre-Closing Tax Period” has the meaning set forth in Section 5(b)(i).
“Principals” has the meaning set forth in the first paragraph of this Agreement.
“Principal Shareholders” means the Kelley R. Carr Trust u/t/d December 28, 2000, the Fred N.S. Goodrich 1980 Revocable Trust Indenture, the Scott T. Goodrich Trust 2011, dated March 25, 2011, and the R. Bruce Wilson Living Trust dated July 24, 2006, as amended.
“Prohibited Territory” means the United States of America.
“Proprietary Information” has the meaning set forth in Section 5(d)(ii).

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“Pro-Rata Share” means, with respect to the share of any Seller in any particular amount, that percentage set forth as such for such Seller in Exhibit A.
“Purchase Price” means an amount equal to (a) Thirty-Nine Million Dollars ($39,000,000), plus or minus (b) the Estimated Working Capital Adjustment, less (c) Existing Debt (including without duplication all amounts owed pursuant to the payoff letters referenced in Section 2(d)(i)(F)) as set forth on the Allocation Certificate. The Purchase Price shall be subject to adjustment after the Closing as expressly set forth in this Agreement.
“Restricted Period” has the meaning set forth in Section 5(d)(i).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.
“Seller Indemnities” has the meaning set forth in Section 6(c).
“Seller Related Parties” has the meaning set forth in Section 5(d)(ii).
“Sellers’ Representative” has the meaning set forth in Section 7(a).
“Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount (i) of all “liabilities of such Person, contingent or otherwise,” as of such date and (ii) that will be required to pay the probable liabilities of such Person on its indebtedness as its indebtedness becomes absolute and matured, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (c) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, (A) “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and (B) each of the phrases “will not have, as of such date, an unreasonably small amount of capital with which to conduct its business” and “able to pay its indebtedness as it matures” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet such obligations as they become due.
“Statutory Representations” has the meaning set forth in Section 6(a)(i).
“Straddle Period” means a taxable period that begins before or on the Closing Date and ends after the Closing Date.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target” has the meaning set forth in the first paragraph of this Agreement.
“Target Shares” means the shares of voting and non-voting common stock, no par value per share, of Target.
“Tax” or “Taxes” means (a) all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including ad valorem, alternative or add-on minimum, built-in-gains, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, property, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding or other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of foreign, state or local law (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Proceeding” has the meaning set forth in Section 5(b)(vi).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Tax, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or

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the imposition of any Tax.
“Third-Party Claim” has the meaning set forth in Section 6(f)(i).
“Transactions” means the transactions described in or contemplated by this Agreement.
“Transaction Expenses” means the transaction expenses of Target incurred in connection with this Agreement and the Transactions, including (i) any fees, commissions, costs, and expenses of Target’s counsel, accountants, financial advisory, escrow agent, consulting and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions described in this Agreement, (ii) any transaction bonuses to be paid by the Target immediately prior to or in connection with the Closing including any Taxes imposed on Target with respect to such bonuses, (iii) any unpaid bonus amounts to be paid by Target to any employee, whether accrued or unaccrued, existing as of Closing, (iv) costs of cancellation or termination of options and any restricted stock, and (v) any payments in respect of directors’ and officers’ liability insurance per Section 5(c).
“Transaction Tax Deduction” has the meaning set forth in Section 5(b)(v).
“Transfer Taxes” has the meaning set forth in Section 5(b)(ii).
“Transfer Tax Returns” has the meaning set forth in Section 5(b)(ii).
“Working Capital” means, as of the Effective Time, determined without giving effect to the Transactions contemplated by this Agreement (except for the accrual of all applicable employer Tax liabilities of Target arising from any payment of Transaction Expenses, if any, payments made pursuant to the exercise of any stock options under Target’s 2002 Stock Plan or 2013 Stock Option Plan (or any other plan or agreement), payments for management bonuses, and similar payments, as reflected on the Allocation Certificate) and determined in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures (and for the avoidance of doubt and without limiting the foregoing, the same variable interest entity accounting treatment and the same policies, the same revenue recognition policies, and the same deferred revenue policies), with consistent classifications, judgments and valuation and estimation methodologies that were used by Target in preparation of the Annual Financial Statements as if such determination of Working Capital was being prepared as of a fiscal year end by adding (without duplication): (i) the sum of the cash and cash equivalents (whether a positive amount or a negative amount, including as a result of overdrafts or outstanding checks), accounts receivable (net), prepaid expenses, inventory, and other current assets of Target (but excluding any current assets for Income Taxes) and its Subsidiaries less (ii) the sum of the accounts payable, accrued expenses and current liabilities (including without limitation accrued Income Taxes regardless of its short-term or long-term nature), accrued payroll and benefits, accrued payroll tax and sales tax, and including deferred revenue (regardless of its short-term or long-term nature) of Target and its Subsidiaries; provided, however, that accrued interest on Indebtedness and Indebtedness shall not be included in the determination and calculation of Working Capital. For the avoidance of doubt, Exhibit B shows an illustration of Working Capital as of December 31, 2013 prepared pursuant to the foregoing methodology.

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“Working Capital Target” means an amount equal to $7,000,000.
Section 2.    Purchase and Sale of Target Shares.
(a)    Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all the Target Shares held by such Seller as set forth in Exhibit A for the consideration specified in this Section 2.
(b)    Closing Payments. At the Closing, Buyer agrees to (i) deposit into escrow with JPMorgan Chase, N.A., as escrow agent (the “Escrow Agent”), Four Million Dollars ($4,000,000) (the “Escrow Amount”), (ii) pay to the Sellers’ Representative (for payment to each Seller, in accordance with the Sellers’ Representative Agreement, via wire transfer pursuant to the wiring instructions set forth opposite such Seller’s name on Exhibit E) the amount of immediately available funds equal to the sum of each Seller’s share of the Net Purchase Price as set forth in the Allocation Certificate, which funds shall be held in trust in accordance with the Closing Letter and Trust Agreement attached hereto as Exhibit J, (iii) on behalf of Target, pay off the Existing Debt in accordance with payoff letters relating thereto (including payment to the Sellers’ Representative for pay off of any promissory notes payable to the Principal Shareholders), and (iv) on behalf of Target, pay the Transaction Expenses to the appropriate payees in accordance with invoices submitted therefor (or Target’s instructions in the case of any other amounts to be paid by the Target in connection with the Closing).
(c)    Closing. The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and the Closing Deliveries.
(d)    Closing Deliveries. The following shall be delivered at the Closing (the “Closing Deliveries”).
(i)    By Target and Sellers. At or prior to the Closing, Target and Sellers, as applicable, shall deliver to Buyer the following:
(A)    all Consents identified in Schedule 4(d) marked with an asterisk;
(B)    the resignations, effective as of the Closing, of each of the directors and officers of Target;
(C)    the Escrow Agreement, duly executed by the Sellers’ Representative;
(D)    a certificate of good standing from each jurisdiction listed on Schedule 4(a) in which Target is qualified to conduct business, dated as of the most recent practicable date;
(E)    stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed stock powers;

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(F)    payoff letters with respect to the Existing Debt and all Transaction Expenses;
(G)    evidence, in the form reasonably satisfactory to Buyer, of irrevocable redemption, exercise, conversion or cancellation of all Target stock options and warrants as of the Closing, or waiver of all such rights in a form and content reasonably satisfactory to Buyer;
(H)    a termination of Target’s 2002 Stock Plan and 2013 Stock Option Plan (and any other Target option plan or agreement), in form and content reasonably acceptable to Buyer;
(I)    evidence, in the form reasonably satisfactory to Buyer, of the irrevocable transfer to the Sellers of all rights, contractual or otherwise including, but not limited to, rights to receive escrow payments, any contractual or other rights to payments or earn-out amounts, and the release of all obligations, including but not limited to indemnification obligations, under, relating to or arising from that certain asset sale transaction by and among Target, certain of its shareholders, and Goodman Networks Incorporated dated February 28, 2013, as may be amended (the “Goodman Sale”);
(J)    the legal opinion of counsel for Target substantially in the form attached hereto as Exhibit C;
(K)    estoppel letters addressed to Buyer from each landlord for the Leased Real Property, in form and content reasonably acceptable to Buyer;
(L)    a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Buyer and in compliance with the Code and Treasury regulations Section 1.1445-2(c)(3), certifying that the Target Shares are not a “U.S. real property interest” within the meaning of Section 897(c) of the Code; and
(M)    a certificate of an authorized officer of Target dated as of the Closing Date and signed by the authorized officer of Target, in the form reasonably satisfactory to Buyer, certifying to (i) the accuracy of copies of the Articles of Incorporation and Bylaws of Target, as amended to date, attached thereto, (ii) the adoption of attached resolutions of Target authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and authorizing and ratifying the acts of Target’s directors and officers in carrying out the terms and provisions hereof and thereof, and (iii) the incumbency of the directors and officers, as applicable, executing this Agreement and any document reasonably required in connection with the Closing.
(ii)    By Buyer. At the Closing, Buyer shall deliver to the Sellers’ Representative or the Escrow Agent, as applicable, the following:

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(A)    the Escrow Agreement, duly executed by Buyer;
(B)    offer letters for key management of Target;
(C)    a certificate of the Secretary of State of Illinois as to the good standing of Buyer as of the most recent practicable date;
(D)    payment in cash by wire transfer of immediately available funds of the payments set forth in Section 2(b) of this Agreement; and
(E)    the acknowledgment of the transfer from Target to Sellers of the contractual rights and obligations relating to the Goodman Sale.
(e)    Purchase Price Adjustment.
(i)    At least five (5) business days before the Closing, Target shall prepare in good faith and shall deliver to Buyer an Estimated Closing Date Net Working Capital Statement and a statement setting forth the Estimated Working Capital Adjustment, together with supported documentation for such estimates and any additional information reasonably requested by Buyer. The Estimated Closing Date Net Working Capital Statement shall be prepared in consultation with Buyer and shall be reasonably acceptable to Buyer, and the Estimated Working Capital Adjustment shall be determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, all in accordance with GAAP, that were used in preparation of the Annual Financial Statements as if such determination of Closing Date Net Working Capital was being prepared as of a fiscal year end.
(ii)    At least three (3) business days before the Closing, Target shall prepare and deliver to Buyer an allocation certificate (the “Allocation Certificate”) setting forth: (A) the Purchase Price; (B) the Estimated Working Capital Adjustment; (C) Existing Debt; (D) the Net Purchase Price, as divided between the Escrow Amount and the Transaction Expenses to be paid by Buyer at the Closing on behalf of Target; (E) the portion of the Net Purchase Price payable to each Seller and to each Target option holder at Closing, (F) wiring instructions for each Seller; and (G) addresses and phone numbers for each Seller.
(iii)    As promptly as practicable after the Closing Date (but in no event later than sixty (60) days after the Closing Date) Buyer will prepare and deliver to the Sellers’ Representative a final net Working Capital statement of Target (the “Closing Date Net Working Capital Statement”), setting forth the Closing Date Net Working Capital, which shall include reasonable supporting detail to support the calculation of the Closing Date Net Working Capital. The Closing Date Net Working Capital Statement shall be prepared and the Closing Date Net Working Capital shall be determined on a consistent basis with the methodology of the Estimated Closing Date Net Working Capital Statement (without giving effect to the consummation of the Transactions contemplated by this Agreement) using the same accounting methods, practices, principles, policies and

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procedures, with consistent classifications, judgments and valuation and estimation methodologies, all in accordance with GAAP, that were used in preparation of the Annual Financial Statements as if such determination of Closing Date Net Working Capital was being prepared as of a fiscal year end. If Target’s tax returns for 2013 have been prepared, the Closing Date Net Working Capital Statement shall use the actual amount of taxes payable by Target in calculation of the Working Capital.
(iv)    If the Sellers’ Representative claims that the Closing Date Net Working Capital Statement has not been prepared in accordance with the requirements of Section 2(e)(iii) above, it will deliver to Buyer a written statement describing with reasonable detail the basis for any such claim within sixty (60) days after receiving the Closing Date Net Working Capital Statement. Buyer and the Sellers’ Representative will use reasonable good faith efforts to resolve any such claims themselves. If they do not obtain a final resolution within one hundred and fifty (150) days after the Closing Date, however, then Buyer and the Sellers’ Representative will select Grant Thornton LLP or, if unavailable, BDO, or if unavailable, another mutually agreeable nationally recognized or regional accounting firm to resolve any remaining such claims (the “Arbitrating Accountant”). Upon submission to the Arbitrating Accountant for resolution, Buyer shall indicate in writing its position on each disputed matter and the Sellers’ Representative shall do likewise. The Arbitrating Accountant shall make a written determination on each disputed matter as soon as reasonably practicable, but no later than two hundred and ten (210) days after the Closing Date and such determination will be conclusive and binding upon Buyer and the Sellers’ Representative with respect to that disputed matter. The proposed Closing Date Net Working Capital Statement will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2(e)(iv). The term “Final Closing Date Net Working Capital Statement” means the Closing Date Net Working Capital Statement, together with any revisions thereto pursuant to this Section 2(e)(iv), and the term “Final Closing Date Net Working Capital” means the Closing Date Net Working Capital, together with any revisions thereto pursuant to this Section 2(e)(iv). The fees and expenses of the Arbitrating Accountant shall be allocated to and borne by Buyer and the Sellers’ Representative based on the inverse of the percentage that the Arbitrating Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Arbitrating Accountant. For example, should the items in dispute total an amount of $1,000 and the Arbitrating Accountant awards $600 in favor of Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Sellers and paid by the Sellers’ Representative.
(v)    Buyer will make the work papers and back-up materials used in preparing the Closing Date Net Working Capital Statement, and any books, records and financial staff of Target, available to the Sellers’ Representative and its accountants, counsel and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Date Net Working Capital Statement at reasonable times and upon reasonable notice at any time during (A) the preparation of the Closing Date Net Working Capital Statement, (B) the review by the Sellers’ Representative and its advisors of the Closing

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Date Net Working Capital Statement, and (C) the resolution by Buyer and the Sellers’ Representative and/or the Arbitrating Accountant of any objections thereto.
(vi)    The Sellers’ Representative will make any reasonably requested work papers and back-up materials related to any such claim made pursuant to Section 2(e)(iv) and any of its accountants and other representatives available to Buyer and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Date Net Working Capital Statement at reasonable times and upon reasonable notice at any time during (A) the preparation of the Closing Date Net Working Capital Statement, (B) the review by the Sellers’ Representative and its advisors of the Closing Date Net Working Capital Statement, and (C) the resolution by Buyer and the Sellers’ Representative and/or the Arbitrating Accountant of any objections thereto.
(vii)    The Purchase Price will be adjusted if the Final Closing Date Net Working Capital is greater or less than the Estimated Closing Date Net Working Capital. If the Final Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, then the Purchase Price will be increased on a dollar-for-dollar basis by the amount of such excess (the “Positive Closing Date Adjustment Amount”). In such event, the Positive Closing Date Adjustment Amount will be paid by Buyer to the Sellers’ Representative, as the paying agent, on behalf of the Sellers, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative in writing, no later than five (5) business days after the completion of the Final Closing Date Net Working Capital Statement, and the Sellers’ Representative shall distribute to the Sellers each Seller’s Pro Rata Share of the Positive Closing Date Adjustment Amount in accordance with the terms of the Sellers’ Representative Agreement. If the Final Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, then the Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency (the “Negative Closing Date Adjustment Amount”). In such event, the Negative Closing Date Adjustment Amount shall be paid to Buyer by Sellers (or the Sellers’ Representative) no later than five (5) business days after the completion of the Final Closing Date Net Working Capital Statement (from funds other than the Escrow Amount); provided, however, that in case of a nonpayment by Sellers (or the Sellers’ Representative), Buyer may withdraw such Negative Closing Date Adjustment Amount from the Escrow Amount.
(f)    Withholding Rights. After the Closing, Buyer shall be entitled, upon prior written notice to the Sellers’ Representative, to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it shall be required to deduct and withhold with respect to the making of such payment under any applicable U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer, such withheld amounts (i) shall be remitted promptly by Buyer to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by Buyer.

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Section 3.    Representations and Warranties Concerning the Transaction.
(a)    Seller’s Individual Representations and Warranties. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (and, together with the Target’s disclosures schedules, the “Disclosure Schedules”).
(i)    Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform his, her or its obligations hereunder and thereunder. This Agreement and each other agreement contemplated hereby constitutes the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies. Seller need not give any notice to or make any filing with any Person or obtain any Consent in order to consummate the Transactions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
(ii)    Non-contravention. Neither the execution and delivery of this Agreement by Seller nor the other agreements contemplated hereby by Seller, nor the consummation of the Transactions by Seller, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she or it is bound or to which any of his, her or its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Seller’s Target Shares.
(iii)    Brokers’ Fees. Other than fees, costs and expenses set forth in Schedule 3(a)(iii), Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any of the Transactions.
(iv)    Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to his, her or its name on Exhibit A, free and clear of any restrictions on transfer (other than the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Except as set forth in Schedule 3(a)(iv), Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target. At the Closing, Buyer will acquire

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good and valid title to Seller’s Target Shares, with the number of Seller’s Target Shares set forth next to such Seller’s name on Exhibit A, free and clear of all Liens.
(v)    Certain Business Relationships with Target. Except as set forth on Schedule 3(a)(v), Seller is not a party to any Contract with Target and has not been involved in any business arrangement or relationship with Target within the past three (3) years other than in his or her employment capacity, and Seller owns no assets, tangible or intangible, that are used or held for use in the business of Target.
(b)    Buyer’s Representations and Warranties. Buyer represents and warrants to each Seller and to Target that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement.
(i)    Organization of Buyer; Organizational Documents. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois.
(ii)    Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement and each other agreements contemplated hereby constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies. Buyer need not give any notice to or make any filing with any Person or obtain any Consent in order to consummate the Transactions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
(iii)    Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is subject or any provision of its charter, bylaws, operating agreement, limited liability company agreement or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except in each case where any such violations, conflicts, breaches defaults or other matters does not, and would not be reasonably expected to, prohibit or materially impair Buyer’s ability to performs its obligations under this Agreement and the other agreements contemplated hereby.
(iv)    Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any of the Transactions for which Target or any Seller could be liable.

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(v)    Investment. Buyer acknowledges that the Target Shares are not registered under the Securities Act, or registered or qualified for sale under any state securities Laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor”, as such term is defined in Regulation D of the Securities Act and is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Target Shares and has the ability to bear the economic risk of this investment for an indefinite period of time.
(vi)    Sufficient Funds. Buyer has sufficient funds available to pay all amounts required to be paid pursuant to Section 2(b).
(vii)    Solvency. Assuming (A) Target is Solvent immediately prior to the Closing, (B) the accuracy of the representations and warranties of the Sellers and Principals set forth in Sections 3(a) and 4 hereof, respectively (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, “materiality” or “material adverse effect” qualification or exception), including the representations and warranties set forth in Sections 4(h) and 4(i), (C) that all Closing Deliveries set forth in Section 2(d) have been delivered or waived after giving effect to all of the Transactions and (D) the estimates, projections or forecasts provided by Target to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, immediately after giving effect to the Closing, Buyer and Target will be Solvent.
Section 4.    Representations and Warranties Concerning Target. Principals and Target represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules delivered by Target to Buyer on the date hereof.
(a)    Organization, Qualification, and Power. Target is a duly organized corporation, validly existing and in good standing (or the equivalent) under the Laws of the jurisdiction of its formation. Target is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the conduct of the business of Target or otherwise be material to Target. Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 4(a) lists the jurisdictions in which Target is qualified to conduct business and lists the current directors and officers of Target.
(b)    Authorization of Transaction. Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights

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generally, and (ii) the availability of injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Target.
(c)    Capitalization. The entire authorized capital stock of Target consists of 1,000,000 shares of voting common stock, no par value per share, of which 600,000 shares are issued and outstanding, and 500,000 shares of non-voting common stock, no par value per share, of which 276,710 shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record on the Closing Date by the respective Sellers as set forth in Schedule 4(c). All options, warrants and convertible notes of Target have been terminated or exercised as of the Effective Time, or all such rights to exercise have been waived. Except for the Target Shares and as set forth in Schedule 4(c), there are no (i) outstanding or authorized shares of capital stock (including preferred stock) or other equity or voting securities of Target, options (and any shares reserved for issuance upon the exercise thereof), warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock (or equity interests) or securities convertible, exercisable for or exchangeable into capital stock or equity or voting interests, and (ii) outstanding or authorized equity appreciation, phantom stock, profit participation, or similar equity-based rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer or other rights of the capital stock of Target. At the Closing, Buyer will acquire good and valid title to all the Target Shares in each case free and clear of all Liens.
(d)    Non-contravention. Except as set forth in Schedule 4(d), neither the execution and delivery of this Agreement by Target, nor the consummation of the Transactions by Target, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any arbitrator, federal, state, local or foreign government (or any department, agency, or political subdivision thereof) or court (“Governmental Entity”) to which Target or any of its assets, rights or properties is subject, (ii) violate any provision of the articles of incorporation, bylaws, or other governing documents of Target or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any Permit or Material Contract (or result in the imposition of any Lien upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not be reasonably expected, individually or in the aggregate, to interfere in any material respect with the conduct of the business of Target or otherwise be material to Target. Except as set forth in Schedule 4(d), Target is not required to give any notice to or make any filing with any Person, or obtain any Consent in order for the Parties to consummate the Transactions, except where the failure to give notice, to file, or to obtain any Consent would not be reasonably expected, individually or in the aggregate, to interfere in any material respect with the conduct of the business of Target or otherwise be material to Target.
(e)    Brokers’ Fees. Except as set forth in Schedule 4(e), Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any of the Transactions.

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(f)    Tangible Assets.
(i)    Target has good, marketable and exclusive title to, or a valid leasehold interest in, the material tangible assets used or held for use in the conduct of its business, free and clear of all Liens.
(ii)    The equipment and other tangible assets that Target owns and leases are in good operating condition and repair (subject to normal wear and tear) sufficient to operate in the Ordinary Course of Business of Target, free and clear of all Liens, and all such assets are reflected on the Interim Financial Statements, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements, which is not in excess of $50,000 in the aggregate. The tangible personal property currently owned or leased by Target is sufficient to conduct Target’s Business as of Closing in substantially the same manner as conducted prior to Closing and constitutes all of the rights, property and assets necessary to conduct the Business of Target as currently conducted.
(g)    Subsidiaries. Target does not own any Subsidiary or hold any equity interest in any Person.
(h)    Financial Statements. Attached hereto as Exhibit F are the balance sheet and related statements of earnings, stockholders’ equity and cash flows of Target as of the fiscal year ended December 31, 2013 (the “Annual Financial Statements”) and the period ended January 31, 2014 (the “Interim Financial Statements”). The Financial Statements (including the notes thereto) (i) were derived from the books and records of the Target, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except that the Interim Financial Statements are subject to normal year-end adjustments and do not include footnotes) and (iii) present fairly in all material respects the financial condition of Target as of such dates and the results of operations and cash flows of Target for such period.
(i)    Undisclosed Liabilities. Target does not have any material liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise except for (i) liabilities shown on the Interim Financial Statements, (ii) liabilities which have arisen since the Interim Financial Statements in the Ordinary Course of Business (and not from breach or default) from performance obligations under any Contract, and (iii) liabilities set forth on Schedule 4(i).
(j)    Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2013, Target has conducted its operations in the Ordinary Course of Business and there has not been any occurrence, change, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Target. Without limiting the generality of the foregoing, since that date except as set forth on Schedule 4(j):
(i)    Target has not abandoned or let lapse, sold, leased, transferred, or assigned any material assets, leases, licenses, agreements, or Intangible Assets.

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(ii)    Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business (except for this Agreement).
(iii)    Target has not accelerated, terminated, made material modifications to, or canceled any Material Contract outside the Ordinary Course of Business.
(iv)    Target has not imposed any Lien upon any of its assets, tangible or intangible, or made any capital expenditures in excess of $50,000.
(v)    Target has not issued, sold, or otherwise disposed of any of its equity interests, or granted any options, warrants, equity-based awards or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests.
(vi)    Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, business, or prospects.
(vii)    Target has not advanced any money or other property or made any loan to, or entered into any other transaction with, any of its current or former directors, officers, employees, and Affiliates.
(viii)    Target has not entered into any employment or similar Contract or any collective bargaining agreement, or modified the terms of any existing such contract or agreement.
(ix)    Target has not granted (or promised to grant) any increase in the compensation or fringe benefits of any of its current or former directors, officers, and employees, or adopted, amended, modified, or terminated any Employee Benefit Plan.
(x)    Target has not made any loans or advances of money or changed its existing credit arrangements with any bank or other financial institution.
(xi)    Target has not made any change in accounting methods or practices or any change in depreciation or amortization policies or rates.
(xii)    Target has not experienced any adverse change in Target’s condition (financial or otherwise), assets, liabilities, stockholder’s equity, business, earnings or prospects except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been or will have a material adverse effect on the conduct of the business of Target or otherwise be material to Target.
(xiii)    Target has not agreed or committed to any of the foregoing.
(k)    Legal Compliance; Permits.
(i)    Except as set forth on Schedule 4(k)(i), Target is and has been at all times since January 1, 2011, in compliance in all material respects with all applicable laws

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(including rules, regulations, codes, plans, authorizations, injunctions, judgments, orders, decrees, rulings, requirements or restrictions of any kind, and any rules, regulations, orders or charges promulgated thereunder) of any Governmental Entity (“Laws”), including with respect to the protection of personal privacy, personally identifiable information, sensitive information or other personal information, and any other special categories of information regulated thereunder (including that of its website visitors, clients and customers), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Target alleging any failure so to comply. Target has not been party to any illegal payments.
(ii)    All Permits required for Target to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits that are due and payable prior to the Closing have been paid in full. Schedule 4(k)(ii) lists all current Permits issued to Target (each of which is held in Target’s name), including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4(k)(ii). Except as set forth on Schedule 4(k)(ii), Target neither owns, holds, or maintains or is required to own, hold or maintain any additional authorizations, registrations, licenses, and/or permits from the Federal Communications Commission and/or any other federal or state regulatory authority. As of Closing, Target does not offer, provide or sell any telecommunications, telecommunications services, Interconnected Voice over Internet Protocol services, and/or any other regulated communications services, as such terms are defined in the Communications Act of 1934, as amended, and the implementing regulations.
(l)    Tax Matters. Except as set forth on Schedule 4(l):
(i)    Target timely filed all Tax Returns that it was required to file, and has paid all Taxes imposed on it, whether or not shown thereon as owing. All such Tax Returns were true, correct and complete in all material respects.
(ii)    The unpaid Taxes of Target will not exceed any reserve for Tax liability set forth on the face of the Interim Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.
(iii)    Target has properly withheld or collected and timely paid over to the appropriate Governmental Entity all Taxes required to have been withheld or collected and paid over under applicable Tax Laws.
(iv)    There are no Liens for Taxes upon any of the assets of Target.
(v)    There is no inquiry, dispute or claim concerning any Tax liability of Target claimed or raised by any Governmental Entity in writing that is currently pending or threatened, and all Tax deficiencies or assessments asserted or made by a Governmental Entity against Target as a result of any examination of the Target’s Tax

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Returns have been paid or fully settled. No inquiry or claim has ever been made by a Governmental Entity in a jurisdiction where Target does not file Tax Returns that it may be subject to Tax by that jurisdiction.
(vi)    Target has not granted any extension or waived any statute of limitations period applicable to any Tax Return or Tax, which period (after giving effect to such extension or waiver) has not yet expired.
(vii)    Target (A) has not been a member of an affiliated group filing a consolidated, combined or unitary Income Tax Return and (B) has no liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(viii)    Target is not a party to any Tax allocation or Tax sharing agreement.
(ix)    Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date, (B) change in method of accounting for a taxable period ending on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.
(x)    Target has not distributed stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(xi)    Target is not and has not been a party to any “reportable transaction” or “listed transaction” as defined in Code Section 6707A(c) and Reg. Section 1.6011-4(b).
(xii)    Target has not made payments or provided benefits, and is not obligated to make payments or provide benefits, and is not a party to a contract that could obligate it to make payments or provide benefits that will not be deductible under Section 280G of the Code.
(xiii)    Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(xiv)    None of the assets of Target is property that Target is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of Target has been financed with or directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code. Target is not a borrower or the guarantor of any outstanding industrial revenue bonds, or a tenant, principal user or related Person to any principal user within the meaning of Section

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144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds. None of the assets of Target is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(xv)    There has not been an ownership change with respect to Target pursuant to Section 382(g) of the Tax Code or any similar state or local Legal Requirements.
(xvi)    Target has delivered to Buyer correct and complete copies of all Income Tax Returns, examination reports, and statements of deficiencies assessed against Target or agreed to by Target that were filed or received since December 31, 2010. Target has not received any private letter ruling from the IRS (or any comparable ruling from any other taxing authority).
(xvii)    There is no material property or obligation of Target including, but not limited to, uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof and on or before the Closing Date become escheatable to any state or municipality under any applicable escheatment laws.
(xviii)    Target is, and since June 10, 2005, Target has been and is qualified and treated as an S corporation (within the meaning of Code section 1361 and every analogous provision of applicable state or local Tax law) having in effect a valid and timely election made pursuant to section 1362(a) of the Code (and any corresponding or similar provision of applicable state or local Tax law), and, to Target’s Knowledge, no Tax authority has challenged the effectiveness of this election. No event has ever occurred that terminated, or would terminate or cause denial or revocation of, Target’s status as an S corporation for purposes of the Code or the Tax laws of any state in which Target does business that allows for S corporation treatment. Target has no potential liability for Taxes under section 1374 or section 1375 of the Code (or any corresponding or similar provision of state or local Tax law). Target does not have, and has never had, a subsidiary which is a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code.
(xix)    During the past ten (10) years, Target has not (i) acquired assets from another corporation in a transaction in which Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(xx)    To the Knowledge of Target, Target has collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

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(m)    Real Property.
(i)    Target does not own, directly or indirectly, any real property or interests in real property.
(ii)    Schedule 4(m)(ii) sets forth the address of each parcel of Leased Real Property and the name, parties, dates and all amendments to each Lease (as defined below) related thereto. All written leases, subleases, concession agreements or other use or occupancy agreements pursuant to which Target leases, subleases or otherwise obtains occupancy rights from any other party to such Leased Real Property, including all amendments, renewals, extensions, modifications, supplements, guaranties or related documents to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”), are valid and in full force and effect. Except as set forth on Schedule 4(m)(ii), Target has provided Buyer with true and complete copies of all of the Leases, each of which is a valid and binding obligation of Target, enforceable in accordance with its terms and, to the Knowledge of Target, each counterparty thereto (in each case, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies). Target is not in default or breach (and has not taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a default or breach) in any material respect under any Lease and has not received any written or oral notice pursuant to which any party to any of the Leases declared a default thereunder which remains uncured as of the date of this Agreement or provided notice of the exercise of any option granted to such party under such Lease. The leasehold interest granted to Target under each such Lease is free of all Liens (excluding Liens on the Leased Real Property affecting the fee title to such property). The Leased Real Property comprises all the real property currently used or intended to be used in Target’s business.
(n)    Intellectual Property.
(i)    Target exclusively owns, free and clear of all Liens or adverse rights or interests of third parties, all material Intangible Assets, and owns or has a right to use all other Intangible Assets.
(ii)    Schedule 4(n)(ii)(1) lists all patents, trademarks, copyrights, service marks, any registrations or applications for any of the foregoing, and software (other than “off the shelf” licenses of software) that are used by Target in the operation of its business, specifying whether such assets are owned, controlled, used or held (under license or otherwise) by Target, and also indicating which of such assets are registered by Target. All registrations and applications on such schedule are subsisting and unexpired, valid and enforceable and not presently involved in any reexamination, opposition or other legal proceeding in which its scope, validity, ownership, right to use, or enforceability is being contested or challenged, in the United States or any foreign jurisdiction. All Persons who created or contributed to material Intangible Assets purportedly owned by Target have assigned to Target in writing all of their rights therein

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to the extent such rights did not vest automatically in Target by operation of Law, except as set forth on Schedule 4(n)(ii)(2).
(iii)    Since January 1, 2011, Target has not received any written notice of any claim or dispute relating to Intangible Assets. Target has no knowledge of facts or circumstances which would render any Intangible Assets invalid or unenforceable, and to the Knowledge of Target, none of the Intangible Assets are subject to any outstanding injunction, judgment, order, decree, ruling or charge. Target has not been named in any proceeding that is currently pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party.
(iv)    To the Knowledge of Target, no third party is currently infringing upon or misappropriating any Intangible Assets. The conduct of the Business has not and does not infringe, violate, or misappropriate any patents, trademarks, trade names, service marks, copyrights or intellectual property of any other Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any applicable jurisdiction.
(v)    Target has taken all commercially reasonable actions to protect and maintain its Intangible Assets and the confidentiality, security and operation of its software, websites, systems and networks (and the data and transactions transmitted thereby), including from any unauthorized use or access by third parties, and there have been no material violations of same within the last two (2) years. No proprietary software owned by Target or products currently being sold by Target or otherwise distributed by Target incorporate or are derived from any “open source” or similar software that would require Target to make any proprietary source code available to others or license its software to others on a royalty-free basis, and no other Person possesses (or has any current or contingent right to possess or access) any material proprietary source code owned by Target. Neither Target nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any source code included within the Intangible Assets. No event has occurred, and to the Knowledge of Target, no circumstances or condition exists (that with or without the lapse of time, or both) (including this Agreement) that will, or would reasonably be expected to, result in the disclosure or delivery by Target, or any Person acting on its behalf to any Person of any source code included in the Intangible Assets.
(vi)    Except as set forth on Schedule 4(n)(vi), neither this Agreement nor the transactions contemplated by this Agreement will result in (A) Target or, to the Knowledge of Target, Buyer’s operations or the scope of Buyer’s business, being bound by or subject to any exclusivity obligations, non-compete or other adverse restriction of Target, or (B) Buyer or Target being obligated under any of Target’s contracts or agreements to pay any royalties or other amounts to any third Person in excess of those payable in the absence of this Agreement or the transactions contemplated hereby.

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(vii)    Except as set forth on Schedule 4(n)(vii), after the Closing, all Intangible Assets will be fully transferable, alienable, and licensable by Buyer without restriction and without payment of any kind to any third Person. Except as set forth on Schedule 4(n)(vii), Target has not (A) transferred (or agreed to transfer) ownership of, or granted (or agreed to grant) any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use an Intangible Assets or (B) permitted its rights in any Intangible Assets to lapse or enter into the public domain.
(viii)    Except as set forth on Schedule 4(n)(viii), immediately after the Closing, Target shall continue to own or have the right to use all Intangible Assets to the same extent as used by Target with respect to the conduct of its business immediately prior to the Closing, and Target will be permitted to exercise all of its rights and receive all of its benefits (including payments) under all Contracts related to Intangible Assets to the same extent that Target would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which Target would otherwise have been required to pay pursuant to the terms of such Contracts related to Intangible Asset had the transactions contemplated by this Agreement not occurred.
(o)    Contracts. Schedule 4(o)(1) lists each of the following contracts, leases, licenses, indentures, mortgages and other agreements or legally binding understandings, commitments or arrangements, whether written or oral (“Contracts”), to which Target is a party or to which any of its assets, rights or properties is bound (the “Material Contracts”):
(i)    each Contract for the lease of real or personal property from or to third parties providing for annual lease payments or receivables in excess of $25,000;
(ii)    each Contract pursuant to which any third party is indebted or owes money to Target (other than amounts owed pursuant to any client engagement);
(iii)    each Contract regarding a partnership, joint venture or similar undertaking;
(iv)    each Contract pursuant to which Target has created, incurred, assumed or guaranteed Indebtedness or for a capital contribution or investment in or by any Person;
(v)    each Contract that prohibits Target from conducting its business in the Ordinary Course of Business;
(vi)    each Contract, other than such Contracts set forth on Schedule 4(r)(i), with any of the current or former officers, employees, directors, equity holders or Affiliates of Target;
(vii)    each written agreement for the employment of any individual on a consulting, full-time or part-time basis providing base annual compensation in excess of $40,000;

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(viii)    any agreement (or group of related agreements) for the purchase of services, products, or other personal property, or for the furnishing or receipt of services, either the performance of which extends over a period of more than six (6) months or involves consideration in excess of $100,000;
(ix)    any Contract concerning (or that has covenants regarding) (a) confidentiality, (b) non-solicitation obligations of Target, or (c) noncompetition obligations of Target or otherwise prohibiting Target from freely engaging in any line of business anywhere in the world;
(x)    any franchise, license, royalty or other agreement relating to Intangible Assets, excluding “off the shelf” non-exclusive software licenses with annual fees of less than $10,000, but including all source code escrow agreements and open source or similar software licenses.
(xi)    any Contract that would terminate by its terms or adversely affect Target as a result of consummation of the Transactions;
(xii)    any Contract for the sale of any material asset of Target or the grant of any rights of first offer or refusal to purchase any such asset; and
(xiii)    any Contract with any Governmental Entity.
Target has made available to Buyer a correct and complete copy of each Material Contract. All such agreements, and any other Contract otherwise material to Target, its business or any of its assets, rights or properties, are legal, valid, enforceable and binding obligations of Target and, to the Knowledge of Target, are legal, valid, enforceable and binding obligations of the other party thereto (in each case, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies). Except as set forth on Schedule 4(o)(2), Target is not in material breach of, and has not defaulted under (and has not taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a material breach or default or would give the other party the right to cancel or terminate) any such Contracts, nor, to the Knowledge of Target, has any other party breached or defaulted (or taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default) under any such Contracts. Sellers and Target have not received any written or oral notice of the termination of any Material Contract or other such Contract by any counterparty thereto.
(p)    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target except as set forth on Schedule 4(p).
(q)    Litigation. Schedule 4(q) sets forth each instance in which Target (i) or any of its assets, rights or properties is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) within the last five (5) years is or has been a party to any claim, action, arbitration, investigation, suit, proceeding, complaint, demand or hearing, of, in, or before any

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Governmental Entity (“Action”). To the Knowledge of Target, no Action is threatened (including cease and desist letters or invitations to take a patent license) against it or any of its assets, rights or properties.
(r)    Employee Benefits.
(i)    Schedule 4(r)(i) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each equity purchase, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, equity compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement which (A) is sponsored by or maintained by Target and under which any current or former employee, director or independent contractor of Target (each, a “Company Employee”) has any present or future right to benefits (the “Company Plans”) or (B) is not a Company Plan but (x) under which Target or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has had or has any present or future liability or (y) is a multiemployer plan (within the meaning of Section 3(37) of ERISA) to which Target is or has been obligated to contribute (the “Other Plans”). The Company Plans and Other Plans shall be collectively referred to herein as the “Employee Benefit Plans”.
(ii)    With respect to each Company Plan, Target has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, or if such Company Plan is a prototype plan, then the opinion or notification letter which covers each such Company Plan, if applicable; (C) any summary plan description, summary of material modification and other written communications (or a description of any oral communications) by Target to the Company Employees concerning the extent of the benefits provided under a Company Plan; (D) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve (12) months immediately following the date hereof, and (E) for the three (3) most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports.
(A)    Except as set forth on Schedule 4(r)(ii)(A), each such Company Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered in all material respects in accordance with the terms of such Company Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(B)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each such Company Plan that is an Employee Pension Benefit Plan. All premiums

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or other payments that are due have been timely paid with respect to each such Company Plan that is an Employee Welfare Benefit Plan.
(C)    Each such Company Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and either (1) has received a determination letter from the IRS to the effect that it meets the requirements of Code Section 401(a), (2) such determination letter is pending from the IRS, or (3) the Company Plan uses as IRS-approved prototype plan and adoption agreement and to the Knowledge of Target nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(iii)    No Employee Benefit Plan (A) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (B) is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and neither Target nor any member of its Controlled Group has at any time sponsored or contributed to, or has or has had any liability or obligation in respect of, any such plan.
(iv)    No event has occurred and no condition exists that would subject Target, either directly or indirectly by reason of its affiliation with any other member of its Controlled Group, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.
(v)    With respect to any Company Plan, (1) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Target, threatened relating to or otherwise in connection with such plan, the assets thereof, or any fiduciaries or parties-in- interest, as defined under ERISA, (2) no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (3) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity are pending or, to the Knowledge of Target, threatened.
(vi)    Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
(vii)    Schedule 4(r)(vii) identifies each Company Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance. Each such nonqualified deferred compensation plan (A) that is subject to the requirements of Section 409A of the Code, has been operated in good faith compliance with Section 409A of the Code and associated IRS and Treasury Department guidance since January 1, 2005, and (B) that was in existence prior to January 1, 2005 and that was intended to be grandfathered for purposes of Section 409A of the Code has not been “materially modified” within the meaning of Section 409A of the Code and associated IRS and Treasury Department guidance, including IRS Notice 2005-1.

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(viii)    Except as set forth on Schedule 4(r)(viii), no Employee Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) could reasonably be expected to: (A) entitle any Company Employee to severance pay, unemployment compensation or any other payment or benefit, (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor, (C) directly or indirectly cause Target to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan, (D) otherwise give rise to any material liability under any Employee Benefit Plan, or (E) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.
(ix)    On the Closing, Target’s 2002 Stock Plan, 2013 Stock Option Plan, the Incentive Stock Option Agreements, and any other Target option agreement shall be duly terminated and shall be of no further force and effect, and upon such termination Target shall have no obligations under such agreements or in connection with the termination thereof, other than the payments described in Schedule 4(r)(ix).
(s)    Employees. Schedule 4(s)(1) contains a true and complete list of each employee, leased employee, and independent contractor of Target whose annual base salary exceeds $40,000, including his or her name, job title and current annual base salary or fees and annual target bonus opportunity, to the extent applicable, paid or payable. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, leased employees, independent contractors or consultants of Target for services performed on or prior to the date hereof have been paid in full (or accrued in full) and there are no outstanding agreements, understandings or commitments of Target with respect to any compensation, commissions or bonuses. Target has not experienced any strikes, labor grievances, claims of unfair labor practices or other collective bargaining disputes. To the Knowledge of Target, no organizational effort is being made or threatened by or on behalf of any labor union with respect to employees or leased employees of Target. Target is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of Target’s employees or leased employees, nor is any such agreement presently being negotiated. No written action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, leased employee, prospective employee, former employee, labor organization or other representative of Target’s employees is pending or, to the Knowledge of Target, threatened. Target is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees, leased employees or employment practices. Except as set forth on Schedule 4(s)(2), Target is in material compliance with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees and leased employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks, and the proper classification of individuals as contractors or employees. Except as set forth on Schedule 4(r)(viii), Target will not have any

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liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises under any applicable Law as a result of or in connection with the transactions contemplated hereunder. The Client Service Agreement between Target and ADP, Inc., successor-in-interest to Staffing Network, Inc., is terminable by Target upon thirty (30) days written notice without penalty or other additional cost to Target. For purposes of this Agreement, a “leased employee” shall include, but not be limited to, personnel and labor provided by other Persons, or provided by a temporary staffing agency or professional employer organization, to perform services on Target’s behalf.
(t)    Environmental, Health, and Safety Matters.
(i)    Target is, and at all prior relevant times was, in material compliance with all applicable Environmental, Health, and Safety Requirements.
(ii)    Without limiting the generality of the foregoing, Target has obtained, has at all prior relevant times complied, and is in compliance with, in each case in all material respects, all material Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its Business; a list of all such material Permits is set forth in Schedule 4(t)(ii).
(iii)    Target is not subject to any action or proceeding under Environmental, Health, and Safety Requirements or has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Target or its facilities arising under Environmental, Health, and Safety Requirements and to the Knowledge of Target, none of the foregoing is threatened.
(iv)    Target’s use of any of the properties or facilities formerly owned, leased or operated by Target has not generated any Hazardous Materials, has not caused any Hazardous Materials to be present at, nor have any Hazardous Materials been disposed of, arranged to be disposed of, transported, released or threatened to be released by Target at or from any of the properties or facilities formerly owned, leased or operated by Target in a condition or a manner or to a location that could reasonably be expected to give rise to material liability to Target under any Environmental, Health, and Safety Requirements.
(v)    Target has not assumed or provided indemnity against any material liability of any other Person under or relating to any Environmental, Health, and Safety Requirements.
(u)    Certain Business Relationships with Target. Except as set forth on Schedule 4(u), none of Sellers or their Affiliates is party to any Contract with Target or has been involved in any business arrangement or relationship with Target within the past three (3) years other than in their employment capacity, and none of Sellers or their Affiliates owns any asset, tangible or intangible, that is used or held for use in the business of Target.

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(v)    Insurance. Schedule 4(v) lists each insurance policy maintained by or for the benefit of Target (other than any group insurance policy that is part of an Employee Benefit Plan). With respect to each such insurance policy: (i) the policy is valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither Target nor, to the Knowledge of Target, any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (iii) no party to the policy has repudiated any material provision thereof and (iv) no notice of cancellation, non-renewal, or termination has been received with respect to any such policy. Such insurance policies, taken together, provide insurance in such amounts and against such risks as is sufficient to: (i) comply with applicable Law, and (ii) satisfy any requirements to purchase insurance under any Permits or Material Contracts. There are no pending or threatened material claims as to which the insurers have denied coverage. The Target has made available to the Buyer prior to the date hereof a true and complete copy of each insurance policy listed on Schedule 4(v).
(w)    Nondisclosure Agreements. All current employees of Target have executed nondisclosure agreements with Target relating to the business of Target (standard forms of which agreements have been provided to Buyer). Target has not waived any rights under or modified the provisions of any such agreements.
(x)    Inventory. All inventory of Target, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which commercially reasonable reserves have been established. All such inventory is owned by Target free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Target and are capable of being sold in the Ordinary Course of Business within one (1) year after the Closing.
(y)    Product Warranties and Claims. Target’s products and services comply with and meet all product, service and/or process specifications (including product testing procedures) that they purport or are required to meet, including specifications contained in marketing literature and customer agreements. Target’s products and services satisfy and possess, in all material respects, applicable Law and governmental agency requirements, including registration, notice, and label requirements, and Target is current on all applicable fees, renewals, certifications, and other similar obligations. Target has not received any written deficiency notice that its processes and products do not satisfy any requirements under any Law. Except as set forth on Schedule 4(y), there are no existing or to the Knowledge of Target, threatened claims or customer complaints against Target (i) for or related to any alleged defective product or (ii) for or related to any product which alleges failure to meet any service or product warranties of Target or any applicable standard or specification of any contract or purchase order for such product or any applicable foreign, federal, state or local Law. Schedule 4(y) accurately describes all such claims or customer complaints which individually involve claims involving $25,000 or more received by Target during the past two (2) years including, with respect to each such claim or

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customer complaint, a description of (i) the nature of the claim or customer complaint and (ii) the date of the claim or customer complaint.
(z)    Disclosure. Target has furnished to Buyer complete and accurate copies or originals of all documents and/or information requested by Buyer. No written disclosure (including the Schedules attached hereto) or written statement of fact by Target contained in this Agreement and no written disclosure or written statement of fact furnished by Target to Buyer pursuant to this Agreement or pursuant to Buyer’s due diligence contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement herein or therein contained not misleading. The Schedules to this Agreement are complete and accurate in all material respects with respect to the information the Schedules purport to provide.
(aa)    No Additional Representations. Neither Principals nor Target are making any representation or warranty, express or implied, of any nature whatsoever with respect to Target or the Business except for the representations and warranties expressly set forth herein.
Section 5.    Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.
(a)    General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6).
(b)    Tax Matters.
(i)    Responsibility for Filing Tax Returns. The Sellers’ Representative shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Income Tax Returns with respect to Target for taxable periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), including those that are filed after the Closing Date, in a manner which is consistent with past practice except for changes in applicable Law or changes in fact. The Sellers’ Representative shall provide such Pre-Closing Tax Period Income Tax Returns (including supporting work papers and any other information reasonably requested by Buyer) to Buyer at least thirty (30) days prior to the date on which such Income Tax Returns are required to be filed (taking into consideration applicable extensions) for its review and comment. Within ten (10) days after the receipt of any Pre-Closing Tax Period Income Tax Return, Buyer will submit to the Sellers’ Representative in writing any proposed changes to such Income Tax Return. Buyer and the Sellers’ Representative will endeavor in good faith to resolve any differences with respect to the Pre-Closing Tax Period Income Tax Return within fifteen (15) days after the Sellers’ Representative’s receipt of written proposed changes from Buyer. Sellers shall timely pay all Target’s Taxes due and owing with respect to any Pre-Closing Tax Period Tax Return (other than solely those Taxes paid by Target after the Closing that have been deducted from the Final Closing Date Net Working Capital). Except with respect to Pre-Closing Tax Period Income Tax Returns, Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect

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to Target that are filed after the Closing Date. In the case of any Tax Return for a Straddle Period, such Tax Returns shall be prepared by Buyer in a manner consistent with past practice except for changes in applicable Law or changes in fact. Buyer shall provide any Straddle Period Income Tax Returns (including supporting work papers and any other information reasonably requested by the Sellers’ Representative) to the Sellers’ Representative at least thirty (30) days prior to the date on which such Income Tax Returns are required to be filed (taking into consideration applicable extensions) for its review and comment. Within twenty (20) days after the receipt of any Straddle Period Income Tax Return, the Sellers’ Representative will submit to Buyer in writing any proposed changes to such Income Tax Return. Buyer and the Sellers’ Representative will endeavor in good faith to resolve any differences with respect to the Straddle Period Tax Return within fifteen (15) days after Buyer’s receipt of written proposed changes from the Sellers’ Representative. The Sellers’ Representative shall timely pay all Target Taxes due and owing with respect to any Pre-Closing Straddle Period as determined pursuant to Section 5(b)(iii). Any unresolved disputes regarding a Pre-Closing Tax Period Income Tax Return or Straddle Period Income Tax Return will be resolved by the Arbitrating Accountant (or another nationally recognized independent public accounting firm agreed upon by Buyer and the Sellers’ Representative), the costs of which shall be borne by each Party in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such Party’s favor. The determination of the Arbitrating Accountant shall be binding on the Parties. In the event the Arbitrating Accountant does not resolve any disputed issue prior to the due date for such Income Tax Return, then such Income Tax Return shall be filed as previously prepared by the Sellers’ Representative or Buyer, as applicable, (reflecting any changes agreed to by Buyer and the Sellers’ Representative) and Buyer shall use reasonable efforts to file an amended Income Tax Return to reflect the Arbitrating Accountant’s final resolution of such disputed issue. Except as otherwise required by Law, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Sellers’ Representative, neither Buyer nor Target shall (A) file any Income Tax Return (amended or otherwise) with respect to Target for any Pre-Closing Tax Period or (B) enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target for any Pre-Closing Tax Period, or take any other similar action relating to the filing of any Income Tax Return or the payment of any Tax, in each case to the extent such action would increase the Tax liability of Sellers or the liability of Sellers under this Agreement.
(ii)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions and the transfer of the Target Shares (collectively, “Transfer Taxes”) shall be borne 50% by Sellers and 50% by Buyer and shall be paid when due. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and

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other documentation (“Transfer Tax Returns”). Sellers and the Sellers’ Representative agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
(iii)    Payment of Pre-Closing Taxes. The Sellers’ Representative shall pay to Buyer (by release of Escrow Funds as set forth in Section 6(g)), at least two (2) business days prior to the date on which the Tax Returns for the Pre-Closing Tax Period and for the Straddle Period are due, at least two (2) business days prior to the date on which the Transfer Tax Returns are due, and at least two (2) business days prior to the date that any other payment of Taxes with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period are due, the amount of any unpaid Taxes of Target with respect to any Pre-Closing Tax Period and any Pre-Closing Straddle Period, plus the Sellers’ portion of the costs described in Section 5(b)(ii).
(iv)    Straddle Period Allocation. The Parties shall cause, to the maximum extent possible under applicable Law, any taxable period of Target that would otherwise be a Straddle Period to end on the Closing Date. In order to apportion appropriately any Taxes relating to the Straddle Period, Buyer shall cause Target, to the extent permitted by Law, to elect with the relevant Taxing Authority to treat for all Tax purposes the Closing Date as the last day of the taxable period of Target. In any case where applicable Law does not permit Target to treat the Closing Date as the last day of the taxable year or period, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated between the period of the Straddle Period that extends before the Closing Date through (and including) the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day immediately after the Closing Date to the end of the Straddle Period in accordance with this Section 5(b)(iv). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, such Taxes shall be deemed to be the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the taxable year or period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, on a “closing of the books basis” by assuming that the books of Target were closed at the end of the day on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis.
(v)    Transaction Tax Deductions. To the extent permitted by Law, any and all deductions related to (x) expenses with respect to Indebtedness being paid by or on behalf of Target in connection with the Closing, and (y) all Transaction Expenses and payments that are paid by or on behalf of Target prior to or in connection with the Closing and

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deductible by Target for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and the Sellers’ Representative (such deduction described in clauses (x) and (y), the “Transaction Tax Deductions”) shall be treated for Income Tax purposes as having been incurred by Target in, and reflected as a deduction on the Income Tax Returns of Target for, the taxable period or portion thereof ending on the Closing Date.
(vi)    Contest Provisions. Each Seller shall promptly notify Buyer in writing upon receipt by Seller, and Buyer shall promptly notify the Sellers’ Representative in writing upon receipt by Buyer, any of its Affiliates, or Target, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities of Target or any Seller for periods or portions thereof ending on, before, or including the Closing Date, including the Pre-Closing Straddle Period (“Tax Proceeding”), provided that failure to provide notice of a Tax Proceeding shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party was materially prejudiced by such failure. Buyer shall afford the Sellers’ Representative, at the Sellers’ Representative’s expense, the opportunity to control the conduct of such Tax Proceeding and Buyer shall have the right to attend or participate in such Tax Proceeding. The Sellers’ Representative shall not settle, compromise or concede any such Tax Proceeding without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that Buyer shall not be required to consent to any such action relating to a Straddle Period that would increase the amount of Taxes of Buyer or any of its Affiliates for which Buyer or its relevant Affiliate is not indemnified under this Agreement.
(vii)    Tax Cooperation. Sellers, Target and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors, successors, permitted assigns and legal representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.
(viii)    Refunds and Credits. Any refunds or credits of Taxes of Target plus any interest received with respect thereto (net of any Taxes imposed on such interest) from the applicable Taxing Authority for any Pre-Closing Tax Period and the Pre-Closing Straddle Period (excluding refunds or credits arising by reason of the carryback of any items attributable to any period or portion thereof beginning after the Closing Date) received within three (3) years of the payment of the Tax shall be for the account of Sellers to the extent such refund or credit of Tax exceeds the amount of such benefit shown as a current asset in Working Capital as reflected in the Final Closing Date Net Working Capital Statement and shall be paid by Buyer to the Sellers’ Representative within ten (10) days after Buyer or Target receives such refund or after the relevant Tax Return is filed in which a credit is applied against Buyer’s, Target’s, or any of their successor’s liability for Taxes. For purposes of this Section 5(b)(viii), where it is necessary to apportion any such refund, credit or reduction between Buyer and Sellers for a Straddle Period, such refund, credit or reduction shall be apportioned in the same manner that a comparable or similar Tax liability would be apportioned pursuant to

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Section 5(b)(iv). If any refunds or credits or any related interest previously paid to the Sellers’ Representative pursuant to this Section 5(b)(viii) is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, then the Sellers’ Representative shall be required to repay to Buyer such previously paid amounts.
(ix)    Tax Sharing Agreements. Except as set forth on Schedule 5(b)(ix), all Tax-sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.
(x)    No Section 338(h)(10) Election. Neither Buyer nor Sellers shall make an election under Section 338(h)(10) of the Code with respect to Buyer’s acquisition of the Target Shares from Sellers.
(c)    Director and Officer Liability, Indemnification and Insurance. For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit Target to adversely amend, repeal or modify any provision in the articles of incorporation or bylaws of Target or the officer and director indemnification agreements listed on Schedule 5(c), relating to the exculpation or indemnification of any current or former officer, manager, director or similar functionary (unless required by Law), it being the intent of the Parties that the officers, managers, directors and similar functionaries of Target shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law, and without limiting Buyer’s right to indemnification under Section 6. If, prior to the Closing Date, Target purchases a fully-paid “tail” insurance policy with a claims period of six (6) years from and after the Closing Date from Target’s current insurance carrier with respect to Target’s directors’ and officers’ liability insurance and fiduciary liability insurance for matters existing or occurring at or prior to the Closing Date (including in connection with this Agreement or the transaction or actions contemplated hereby) (the “D&O Policy”), then, for a period of six (6) years after the Closing, Buyer shall, or shall cause Target to, not terminate such D&O Policy. Target does not have any obligation to purchase a directors’ and officers’ liability policy or fiduciary liability insurance policy which covers pre-Closing actions or omissions of any officer or director of Target; provided however, that if Target does purchase any such policy then it will make coverage under any such policy available to any person who was a director or officer of Target prior to the Closing. The provisions of this Section 5(c) are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of Target and his heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
(d)    Covenant Not to Compete; Confidentiality.
(i)    For a period of three (3) years from and after the Closing Date (the “Restricted Period”), each Principal agrees that he will not directly or indirectly engage in the Business, other than as such Principal may be employed or retained by Target post-Closing, in the Prohibited Territory, provided however, that a Principal’s ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed engagement, solely by reason thereof, in the Business. Each Principal covenants and agrees that during the Restricted Period, the Principal shall not, directly or indirectly:

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(A) solicit, encourage, cause or attempt to cause any customer or vendor of Target not to do business with or to reduce any part of its business with Target, or (B) hire or engage or solicit or otherwise attempt to hire or engage for employment or as an independent contractor any employee or independent contractor of (x) Target or (y) Buyer (or its Affiliates) that was an employee or independent contractor of Target at any time during the twelve (12) month period immediately prior to the Closing.
(ii)    Each Seller agrees, severally and not jointly, that the Seller shall not, and shall cause their respective Affiliates, advisors, auditors, agents, bankers and other representatives (the “Seller Related Parties”) not, directly or indirectly, to use, make available, sell, disclose or otherwise communicate to any third party, any of Target’s Confidential Information and agrees to hold such information in the strictest confidence. Each Seller agrees not to publish, disclose or otherwise disseminate such information without prior written approval of Buyer’s Chief Executive Officer or Chief Financial Officer. Each Seller agrees not to make copies of or otherwise reproduce Confidential Information. Without limiting the foregoing, however, the Sellers and the Seller Related Parties may furnish such portion (and only such portion) of the Confidential Information as such party reasonably determines it is legally obligated to disclose if (x) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Entity or by any governmental, judicial, legal or administrative body or process; (y) to the extent practicable and not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (z) upon Buyer’s request, it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; provided, that Buyer shall reimburse each Seller for all reasonable costs incurred in connection with such Seller’s compliance with clause (z), with such reimbursement occurring within thirty (30) days after Seller presents to Buyer reasonable documentation of such expenditures. For purposes of this Agreement, “Proprietary Information” is all information in whatever form, tangible or intangible, pertaining in any manner to the Business of the Target, or its employees, clients, consultants or business associates, which was produced by any employee or consultant of Target in the course of his or her employment or consulting relationship or otherwise produced or acquired by or on behalf of Target. All Proprietary Information not generally known outside of Target’s organization, all Proprietary Information disclosed only under non-disclosure agreements and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” By example and without limiting the foregoing definition, Confidential Information shall include, but not be limited to:
(A)    formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, inventions, ideas, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results and research projects;

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(B)    information about costs, profits, prices, markets, sales, contracts and lists of customers, suppliers and distributors;
(C)    research, development, business, marketing and strategic plans;
(D)    forecasts, unpublished financial information, budgets, projections and customer identities, characteristics and agreements; and
(E)    employee personnel files and compensation information.
Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the Business and all information of which the unauthorized disclosure could be detrimental to the interests of Target, whether or not such information is identified as Confidential Information by Target.
(iii)    In consideration of, among other things, the mutual covenants, representations, warranties and undertakings contained herein, for a period of two (2) years following the Closing Date, each Seller agrees not to, and to cause its respective Seller Related Parties acting on any Seller’s behalf, not to: (A) employ, solicit for employment, attempt to solicit for employment, encourage or otherwise cause to leave their employment with Target, any current officer or employee of Target; (B) disturb, or attempt to disturb, any business relationship between any third party and Target or induce any such third party to discontinue or reduce their relationship with Target; or (C) make any false, negative or derogatory statement to any third party, including the press or media, that is reasonably likely to (i) result in adverse publicity for Target or Buyer or (ii) harm any business prospects of Target or Buyer of which such Seller is aware. The foregoing provision will not prevent a Seller from employing any such person who contacts such Seller on his or her own initiative without any direct or indirect solicitation or encouragement by such Seller and provided further that general solicitations of employment by means of newspaper, periodical or trade publication advertisements or through the use of an executive search firm not directed at employees of Target shall not constitute a violation of this provision.
(e)    Cooperation. Buyer (and Target post-Closing) shall cooperate and shall cause its respective Affiliates, directors, officers, employees, agents, auditors and representatives reasonably to cooperate, including making records available, as requested by the Sellers’ Representative in connection with any contingent rights to payment or earn-out amounts, indemnification claims, or other claims related to the Goodman Sale. Sellers shall reimburse Buyer for all reasonably necessary and reasonably incurred costs and expenses (including reasonable out-of-pocket attorney’s fees) incurred by Buyer or its Affiliates and directly arising from or related to the Goodman Sale or past operations of the business sold to Goodman Networks Incorporated. Upon advance approval by the Sellers’ Representative, which shall be made in good faith and not unreasonably delayed or conditioned, Sellers shall reimburse Buyer for the reasonable actual costs of time, in excess of 75 hours in the aggregate, reasonably spent by officers, directors and employees of Buyer or its Affiliates related to the Goodman Sale or past operations of the business sold to Goodman Networks Incorporated, and the parties will

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cooperate to minimize the time spent by such persons. All parties shall act in good faith in carrying out this Section 5(e).
Section 6.    Remedies for Breaches of this Agreement.
(a)    Survival of Representations and Warranties and Covenants.
(i)    All of the representations and warranties of Target contained in Section 4 (other than the Fundamental Representations and the Statutory Representations) shall survive the Closing and shall continue in full force and effect for a period of eighteen (18) months after the Closing Date. All of the representations and warranties contained in Sections 4(n)(ii)-(viii) (Intellectual Property) and Section 4(k) (Legal Compliance) (the “Statutory Representations”) shall survive the Closing and shall continue in full force and effect for a period of four (4) years after the Closing Date. All of the representations and warranties contained in Section 3 and Section 4(a) (Organization), Section 4(b) (Authorization), Section 4(c) (Capitalization), Section 4(d) (Non-contravention), Section 4(e) (Brokers’ Fees), Section 4(f)(i) (Title to Tangible Assets), Section 4(n)(i) (Title to Intangible Assets), Section 4(l) (Tax Matters), Section 4(r) (Employee Benefits), and Section 4(t) (Environmental, Health, and Safety Matters) (collectively, the “Fundamental Representations”) shall survive the Closing and shall continue in full force and effect until the sixtieth (60th) day after the expiration of the longest applicable statute of limitations.
(ii)    Each of the covenants and other agreements of a Party shall survive in accordance with its express terms or in the absence of such terms until the expiration of the applicable statute of limitations with respect to such covenant or agreement. For the avoidance of doubt and without limiting the foregoing, Buyer’s right to indemnification pursuant to Section 6(b)(ii)(G) below shall survive perpetually.
(iii)    Neither Buyer nor Sellers shall have any liability whatsoever with respect to any breach of or inaccuracy in any representation and warranty or any breach of covenant, as the case may be, unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty or covenant, in which case such representation and warranty or covenant, as the case may be, shall survive as to such claim until such claim has been finally resolved; provided that the foregoing shall not apply in the case of fraud or intentional misrepresentation.
(b)    Indemnification Provisions for Buyer’s Benefit.
(i)    From and after the Closing, the Sellers agree to and shall severally, but not jointly, indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective officers, employees, directors, agents and representatives (the “Buyer Indemnitees”) against any Losses incurred by them as a result of: (A) the breach of or inaccuracy in any representation or warranty made by such Seller contained in Section 3(a), and (B) any nonfulfillment or breach of any covenant, agreement or obligation of such Seller contained in this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.

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(ii)    From and after the Closing, each Principal and Principal Shareholder agrees to and shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees against any Losses incurred by them as a result of: (A) the breach of or inaccuracy in any representation or warranty made by Target or any Principal contained in Section 4, (B) any nonfulfillment or breach of any covenant, agreement or obligation of Target or any Principal or Principal Shareholder contained in this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto, (C) Transaction Expenses or costs, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant, incurred by or on behalf of Target or any Seller in connection with this Agreement and the transactions contemplated hereby, (D) any Indebtedness of Target, (E) any Loss relating to Section 5(b) or a breach of Section 5(b), (F) Taxes incurred by Target with respect to a Pre-Closing Tax Period or a Pre-Closing Straddle Period, (G) any costs and expenses (including reasonable attorney’s fees and other costs of officers, directors and employees incurred in accordance with Section 5(e)) incurred by Target or any Buyer Indemnitee relating in any manner to the Goodman Sale, any claims or legal and/or other proceedings relating to the Goodman Sale, the business sold to Goodman Networks Incorporated in the Goodman Sale or agreements executed in conjunction with the Goodman Sale, any leased employees of the business sold to Goodman Networks Incorporated in the Goodman Sale, any sales, use or property Taxes arising on or after January 1, 2006 through December 31, 2009 incurred in connection with the business sold to Goodman Networks Incorporated and owed by Target, or any amounts paid by Target to Goodman Networks Incorporated (or one of its indemnities), and (H) any item listed on Exhibit H to this Agreement.
(c)    Indemnification Provisions for Sellers’ Benefit. From and after the Closing, Buyer agrees to and shall indemnify, defend and hold harmless the Sellers, the Sellers’ Representative and each of their Affiliates and their respective officers, employees, directors, agents and representatives (the “Seller Indemnitees”) against any Losses incurred by them as a result of: (i) the breach of or inaccuracy in any representation or warranty made by Buyer in Section 3(b), and (ii) any nonfulfillment or breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.
(d)    Limitation on Indemnification.
(i)    Except as set forth in Section 6(d)(ii) below, neither Buyer nor Sellers as a group, as the case may be, shall be liable for any claim for indemnification pursuant to Section 6(b)(ii)(A) or Section 6(c), as the case may be, unless and until the aggregate amount of Losses which may be recovered from Buyer or Sellers as a group, as the case may be, equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which case Buyer or Sellers as a group, as the case may be, shall be liable for all such Losses in excess of Two Hundred Fifty Thousand Dollars ($250,000), and the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 6(b)(ii)(A) or Section 6(c), as the case may be, shall be an amount equal to Four Million Dollars ($4,000,000).

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(ii)    Notwithstanding anything herein to the contrary, the limitations set forth in Sections 6(d)(i) shall not apply to Losses incurred in connection with or arising from any (A) breach of or inaccuracy in any Fundamental Representation or Statutory Representation, (B) breach of any covenant, agreement or obligation to be performed by Sellers contained in Section 5, (C) indemnification items set forth in Sections 6(b)(i)(B) and Sections 6(b)(ii)(B) through 6(b)(ii)(H) above, or (D) claims of fraud or intentional misrepresentation by any Party hereto. The maximum aggregate amount of all indemnifiable Losses which may be recovered by Buyer Indemnitees pursuant to this Agreement shall not exceed the Net Purchase Price; provided that this limitation shall not apply with respect to claims of fraud or intentional misrepresentation by Target or any Seller.
(e)    Calculation of Losses.
(i)    Solely for the purpose of determining the existence of any breach or inaccuracy of any covenant of Target or any Seller set forth in this Agreement or in any agreement, certificate, or instrument executed in connection herewith or pursuant hereto and calculating the amount of any Losses arising out of, in connection with or resulting from any such breach or inaccuracy, any reference to “material adverse effect” or “materiality” or similar qualifiers in such covenants, representations or warranties shall be disregarded.
(ii)    The amount of any Losses subject to indemnification under this Section 6 shall be net of any amounts actually recovered by the Party seeking indemnification or its Affiliates (the “Indemnified Party”) under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Party against whom indemnity is sought (the “Indemnifying Party”), then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses or costs incurred by such Indemnified Party by reason of making such claim or collecting such amount. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under this Section 6.
(iii)    The Indemnifying Party shall not be liable under this Section 6 for any Losses relating to any matter if and only to the extent that there is included in the Final Closing Date Net Working Capital Statement a specific liability or reserve for such matter.
(iv)    Each Indemnified Party must use commercially reasonable efforts to mitigate, subject to compliance with applicable Law, any Loss for which such Indemnified Party seeks indemnification under this Agreement.

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(v)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Section 6 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, then the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are reasonably necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment, except where such assignment or the enforcement of rights thereunder could reasonably be expected to result in further Losses to any Indemnified Party including the loss of any benefits under any insurance policy, employment relationship, or contract or with any customer or supplier or prospective customer or supplier or is reasonably likely to result in an indemnity claim against Target or Buyer.
(vi)    An Indemnified Party must, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification pursuant to this Section 6.
(f)    Matters Involving Third Parties.
(i)    If any third party shall notify any Indemnified Party with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Section 6, then the Indemnified Party shall promptly (and in any event within twenty (20) business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing. Failure to so timely notify shall not relieve the Indemnifying Party from its obligations hereunder unless (and solely to the extent) the Indemnifying Party is actually materially prejudiced as a result thereof.
(ii)    Any Indemnifying Party will have the right at any time within twenty (20) business days of being notified by the Indemnified Party of such Third-Party Claim to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be so indemnified hereunder to the extent of any Loss in connection with such Third Party Claim and to discharge any Losses incurred or to be incurred by the Indemnified Party with respect to such Third Party Claim provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages in an amount less than the limitations, if any, provided under Section 6(d) with respect to the Indemnifying Party’s indemnification obligations under this Section 6, does not involve any admission of fault or violation of Law by or on behalf of the Indemnified Party, and does not impose an injunction or other equitable relief upon the Indemnified Party.
(iii)    Unless and until an Indemnifying Party completely assumes the defense of the Third-Party Claim as provided in Section 6(f)(ii), however, or if the Indemnifying

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Party fails to diligently conduct the defense of such Third-Party Claim, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate, with the Indemnifying Party responsible for all reasonable costs incurred in connection therewith (including reasonable fees and expenses of counsel).
(iv)    In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld, delayed or conditioned).
(v)    Notwithstanding anything to the contrary herein, this Section 6(f) shall not apply to claims solely in respect of Taxes, which shall be exclusively governed by Section 5.
(g)    Escrow. Any amounts owed by Sellers for indemnification to Buyer shall be satisfied as follows: (i) first as a payment by the Escrow Agent from the Escrow Fund, and (ii) second, as a claim against Sellers, limited to the extent of their liability as herein provided.
(h)    Tax Treatment of Indemnity Payments. The Sellers and Buyer agree to treat any indemnity payment made pursuant to Section 6 as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes to the extent permitted by applicable Law.
(i)    Tax Benefit. Any payment made by any Indemnifying Party hereunder shall be paid net of any Tax benefit for state Income Taxes (whether by refund, overpayment, credit, or reduction in Taxes otherwise payable) actually realized (determined on a with and without basis) by an Indemnified Party and any tax cost actually incurred as a result of the receipt of any indemnity payment by an Indemnified Party. The Parties shall use commercially reasonable efforts to structure indemnity payments to avoid incurring Tax liabilities on the receipt thereof.
(j)    Exclusive Remedy. The Parties acknowledge and agree that except for injunctive or other equitable relief (including specific performance) or instances of fraud or intentional misrepresentation, the foregoing indemnification provisions in this Section 6 shall be the exclusive remedy of the Parties at law or in equity with respect to the representations, warranties and covenants of the Parties pursuant to this Agreement.
Section 7.    Appointment of Sellers’ Representative. Effective as of the date hereof, each Seller, for himself, herself and for his or her respective successors and assigns, shall irrevocably make, constitute and appoint Scott T. Goodrich and R. Bruce Wilson to act on his or her behalf with respect certain aspects of the Transactions (collectively, the “Sellers’ Representative”) pursuant to the Sellers’ Representative Agreement in substantially the form attached hereto as Exhibit I.
Section 8.    Miscellaneous.
(a)    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and the Sellers’ Representative.

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(b)    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
(c)    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between and among the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.
(d)    Succession and Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Sellers’ Representative; provided that Buyer may assign this Agreement and/or its rights and obligations hereunder to any Affiliate or any lender without such approval, provided, however, Buyer shall remain contractually liable for any of its obligations hereunder.
(e)    Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile or via .pdf), each of which shall be deemed an original but all of which together will constitute one (1) and the same instrument.
(f)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(g)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Target:    Cellular Specialties, Inc.
670 North Commercial Street
Manchester, New Hampshire 03101
Attention: Scott T. Goodrich
Facsimile: 603-626-6042

Copy to (which shall not constitute notice):
Devine, Millimet & Branch, Professional Association
111 Amherst Street
Manchester, New Hampshire 03101
Attention: Steven Cohen
Facsimile: 603-518-2967
Email: scohen@devinemillimet.com

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If to the Sellers’ Representative:
Scott T. Goodrich
200 Forest Road
Hancock, New Hampshire 03449
Email: stgood200@gmail.com

R. Bruce Wilson
56 Seton Drive
Bedford, New Hampshire 03110
Email: rbw670@gmail.com

Copy to (which shall not constitute notice):
Devine, Millimet & Branch, Professional Association
111 Amherst Street
Manchester, New Hampshire 03101
Attention: Steven Cohen
Facsimile: 603-518-2967
Email: scohen@devinemillimet.com

If to any Seller:    To the address of each Seller as set forth in Exhibit E hereto.

Copy to (which shall not constitute notice):
Devine, Millimet & Branch, Professional Association
111 Amherst Street
Manchester, New Hampshire 03101
Attention: Steven Cohen
Facsimile: 603-518-2967
Email: scohen@devinemillimet.com

If to Buyer:    Westell, Inc.
750 N. Commons Drive
Aurora, IL 60504
Attention: Naveed Bandukwala, VP of Corporate Development
Facsimile: 630-375-4940
Email: NBandukwala@westell.com

Copies to (which shall not constitute notice):
Quarles & Brady LLP
411 E. Wisconsin Avenue, Suite 2350
Milwaukee, WI 53202
Attention: Walter J. Skipper
Facsimile: 414-277-5119
Email: Walter.Skipper@quarles.com
Any Party may change the address to which notices, requests, demands, claims, and other

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communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
(h)    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each Party further agrees that any litigation under this Agreement may be brought by any Party hereto in any state or federal court in the State of Delaware notwithstanding that one or more of the Parties may not be a resident of or domiciled in the State of Delaware when the litigation is commenced and/or cannot be served process within the State of Delaware. In addition, each Party irrevocably consents to the jurisdiction of the courts in the State of Delaware (whether federal or state) for all disputes with respect to this Agreement or the Transactions.
(i)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Sellers’ Representative and either specifically references this Section 8(i) or clearly states that it is the intent of Buyer and Sellers’ Representative to amend this Agreement. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver (or by the Sellers’ Representative on behalf of one or more Seller(s)), nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.
(j)    Severability. Any term or provision of this Agreement that is judicially determined by a court of competent jurisdiction and venue to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(k)    Expenses. Except as set forth in Section 5(b)(ii), each Seller, Buyer, and Target shall bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided that all the expenses of the Target shall be paid by the Sellers, except for the Transaction Expenses which shall be paid at Closing in accordance with the terms contained herein.
(l)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.
(m)    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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(n)    Disclosure Schedule. The Parties agree as follows: (A) the Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in Section 3 and Section 4; (B) all agreements, items, conditions and other matters contained in each section or subsection of the Disclosure Schedule are exceptions (as applicable) to the representations and warranties contained in the corresponding section or subsection of this Agreement; (C) where appropriate any disclosure in any section or subsection in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty contained in any other section or subsection of this Agreement to the extent the relevance of such exception to such other section or subsection is reasonably apparent on its face; (D) disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement; (E) to the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedule does not constitute a determination by Sellers that any such matter is material; and (F) the disclosure of any information concerning a matter in the Disclosure Schedule does not imply that any other, undisclosed matter that has a greater significance or value is material.
(o)    Arbitration. Except as specifically stated in this Agreement, any dispute arising out of this Agreement or any related document delivered by a party hereunder shall be settled by a Resolute Systems’ binding arbitration in accordance with the Resolute Systems Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered into any court or administrative tribunal having jurisdiction thereof. Buyer and the Sellers’ Representative further agree that the arbitrators in any such arbitration shall have full authority to order specific performance or other equitable relief and other damages; provided, however, that the arbitrators shall not be authorized to award any punitive damages in connection with any controversy or claim settled by arbitration hereunder. The decision of the arbitrator in any such arbitration shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall take place in New York, New York. The expenses of any arbitration pursuant to this section shall be borne by the losing party. Arbitrations under this Agreement shall be conducted before a panel of three (3) arbitrators, one selected and paid for by Buyer, one selected and paid for by the Sellers’ Representative, and one selected by mutual agreement of the arbitrators selected and paid for by both Buyer and the Sellers’ Representative. All notices in connection with an arbitration shall be made in the manner set forth in Section 8(g) hereof. EACH PARTY, BY SIGNING THIS AGREEMENT, EXCEPT AS OTHERWISE CONTEMPLATED IN THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. THE SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT. The Parties agree that this is an essential term and parties have entered into this Agreement provided that all disputes are resolved through arbitration under this Section 8(o).
(p)    Specific Performance. Each Party acknowledges and agrees that the other Parties will have no adequate remedy at law and may suffer irreparable damage if any of the obligations

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of such Party under this Agreement were breached or not performed in accordance with their specific terms. Accordingly, each Party agrees that the other Parties shall have the right, in addition to any other rights which it may have at law or in equity, to specific performance and equitable injunctive relief if the first Party shall fail or threaten to fail to perform any of its obligations contained in this Agreement.
[Remainder of page intentionally left blank.]

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BUYER:
Westell, Inc.
By: /s/ Richard S. Gilbert
Name: Richard S. Gilbert
Title: President and CEO
TARGET:
Cellular Specialties, Inc.
By: /s/ Scott T. Goodrich
Name: Scott T. Goodrich
Title: President
SELLERS’ REPRESENTATIVE:
/s/ Scott T. Goodrich
Scott T. Goodrich
/s/ R. Bruce Wilson
R. Bruce Wilson
PRINCIPALS:
/s/ Scott T. Goodrich
Scott T. Goodrich
/s/ Fred N.S. Goodrich
Fred N.S. Goodrich
/s/ Kelley R. Carr
Kelley R. Carr
/s/ R. Bruce Wilson
R. Bruce Wilson

SELLERS:
Kelley R. Carr Trust u/t/d December 28, 2000
By: /s/ Kelley R. Carr
Name: Kelley R. Carr
Title: Trustee
Fred N.S. Goodrich 1980 Revocable Trust Indenture
By: /s/ Fred N.S. Goodrich
Name: Fred N.S. Goodrich
Title: Trustee
Scott T. Goodrich Trust 2011, dated
March 25, 2011
By: /s/ Scott T. Goodrich
Name: Scott T. Goodrich
Title: Trustee
R. Bruce Wilson Living Trust dated
July 24, 2006, as amended
By: /s/ R. Bruce Wilson
Name: R. Bruce Wilson
Title: Co-Trustee
By: /s/ Mary Louise Wilson
Name: Mary Louise Wilson
Title: Co-Trustee

/s/ Michael H. Altman
Michael H. Altman
/s/ Daniel Toland
Daniel Toland
/s/ Leo A. Blanchette
Leo A. Blanchette
/s/ Bert E. Boyce
Bert E. Boyce
/s/ Jill E. Caron
Jill E. Caron
/s/ Jennifer C. Davis
Jennifer C. Davis
/s/ Deborah K. Elkin
Deborah K. Elkin
/s/ Raymond Faucher
Raymond Faucher
/s/ Curt W. Fitton
Curt W. Fitton
/s/ Elizabeth Sirois
Elizabeth Sirois

/s/ Arthur K. Hambleton
Arthur K. Hambleton
/s/ Teisha Boyce
Teisha Boyce
/s/ Christopher M. Garon
Christopher M. Garon
/s/ Kenneth K. Albertson
Kenneth K. Albertson
/s/ Donna Hardy
Donna Hardy
/s/ Vivianne A. Heselton
Vivianne A. Heselton
/s/ Hocine Djennas
Hocine Djennas
/s/ Allen Bardwell
Allen Bardwell
/s/ Robert D. St. Amand
Robert D. St. Amand
/s/ Mike Delisle
Mike Delisle

/s/ Mark Andruchuk
Mark Andruchuk
/s/ Donna Vrouhas
Donna Vrouhas
/s/ Geoffrey Aumann
Geoffrey Aumann
/s/ Frederick Aumann
Frederick Aumann
/s/ Patricia Vassallo
Patricia Vassallo
/s/ William J. Crilly, Jr.
William J. Crilly, Jr.
/s/ John Cardozo
John Cardozo
/s/ Patrick Lux
Patrick Lux
/s/ David Schwartz
David Schwartz

/s/ Bonnie Ward
Bonnie Ward

/s/ Steven Maniglia
Steven Maniglia
/s/ Steve Sweeney
Steve Sweeney